Exhibit 10.1

Alphatec SEVERANCE agreement

I.	INTRODUCTION

This Severance Agreement (the “Agreement”) is entered into as of February 18, 2021 by and between Alphatec Holdings, Inc., together with any of its subsidiaries and affiliates, and any successor(s) thereto (collectively, “Alphatec,” “ATEC,” or the “Company”) and Patrick S. Miles (the “Executive”) to provide severance benefits to the Executive in the event his employment is terminated under certain circumstances.  All benefit determinations under this Severance Agreement and any interpretation of provisions in this Severance Agreement will be made by the Board of Directors of the Company (the “Board”) or its designee in its reasonable, good faith sole discretion.  The Agreement is described in further detail below.

II.	ELIGIBILITY

In the event the Executive’s employment is terminated he will be eligible for severance benefits described in Section III of this Agreement, PROVIDED each of the following requirements is met:

A.The termination of employment is involuntary.

B.The termination is not due to death or disability of the Executive.

C.The termination of employment is not for “Cause” (as defined below).  For purposes of the Agreement, “Cause” shall mean the following:

1.The Executive’s willful and repeated failure to satisfactorily perform his job duties;

2.The Executive’s refusal or failure to follow the lawful and reasonable directions of the Board, as applicable;

3.The Executive’s conviction of, or plea of guilty or nolo contendere to a felony; or

4.The Executive engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive with respect to his obligations to the Company or otherwise relating to the business of the Company, its affiliates or customers.

The Executive must be provided a period of at least thirty (30) days following receipt of written notice outlining with specificity all acts or omissions that the Company alleges give rise to a termination for cause pursuant to Section II, C.1, C.2 or C.4 immediately above, during which period he may effect a cure of any curable actions or omissions forming the basis for the termination for Cause.  The Board, will, in its sole discretion, exercised reasonably and in good faith, apply the definitions of “Cause” herein to determine if a termination of employment is for “Cause.”

D.The Executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance payments and benefits more favorable in the aggregate to those provided herein.  If any such plan, policy, arrangement or agreement exists, the Executive will receive payments and benefits pursuant to that plan, policy, arrangement or agreement and shall not receive any of the severance payments and benefits described herein.  In no case will the Executive receive severance payments and benefits under any other such severance-type plan, policy, arrangement or agreement and this Agreement.

E.In the event that the Executive is party to a “Change in Control” Agreement with Company that also provides for severance benefits in the event of a “Change in Control” (as defined therein), the Executive shall not receive benefits under this Agreement, but instead shall receive only the severance benefits provided under such “Change in Control” Agreement (i.e., there shall be no “double-dipping” and only the “Change in Control” Agreement shall apply in such an event).

F.The Executive has not agreed in writing to waive severance benefits under this Agreement or otherwise payable from the Company.

G.The Executive (or, in the event of the executive’s death or incapacity, the Executive’s executor, representative or guardian, as applicable) signs and does not revoke a separation agreement and general release of all claims in such form as the Company may from time-to-time reasonably require (“Separation Agreement”).

H.The Executive has returned all Company property and equipment that was assigned to, or taken general control of by, her or him during his tenure with the Company.

Upon termination of his employment, the Executive must satisfy all of the requirements set forth above in order to receive severance benefits under this Agreement.  If the Executive satisfies all of the eligibility conditions described above, the Executive will receive severance benefits calculated in accordance with Section III below.  The severance benefits will be paid following the Executive’s termination of employment in accordance with the terms set forth below and in the respective Separation Agreement.

For purposes of this Agreement, a termination of employment is deemed “involuntary” if elected by the Executive for “Good Reason,” which is defined as the occurrence of one or more of the following, without obtaining in advance the Executive’s voluntary express, written consent: (a) a significant reduction in the Executive’s duties, position or responsibilities (including, without limitation, any negative change in reporting hierarchy involving the Executive), or the Executive’s removal from such position and responsibilities; (b) a material (i.e., greater than 5%) reduction by the Company in the Executive’s base salary or target annual bonus in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or aggregate level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (iv) a request that the Executive relocate (except for office relocations that would not increase Executive’s one way commute to more than fifty (50) miles); or (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section IV.F. hereof.  The Executive may terminate his employment for “Good Reason” at any time within ninety (90) days after the Executive has actual knowledge of the occurrence of one of the above events, and said occurrence has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company, setting forth in reasonable detail the basis of the occurrence which gives rise to the Executives’ Good Reason for termination of employment.

III.	SEVERANCE BENEFITS

A.Severance Pay and Benefits.  The following severance pay and benefits are payable under this Agreement:

1.Severance Pay.  The severance pay provided to the Executive if terminated under the terms of this Agreement consists of an amount equal to the sum of two times (2x) the sum of his (a) regular annual base salary and (b) annual target bonus in effect for the calendar year in which the termination of employment occurs.

The amount of severance pay to the Executive shall be based upon the Executive’s regular annual base salary in effect immediately before the Executive’s termination of employment, determined without regard to any bonuses, fringe benefits, reimbursements or other irregular payments.  The Executive’s general release of all claims referred to in Section II.H. must be effective on or before the sixtieth (60th) day following the Executive’s termination of employment in order for the Executive to receive any severance pay or benefits under the Agreement.  Severance pay will be paid in a single cash lump-sum on or before the sixtieth (60th) day following the Executive’s termination of employment.

2.Benefits Continuation.  Upon an involuntary termination of employment pursuant to which the Executive is entitled to severance pay under Section III.A.1., subject to the Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay or reimburse the medical, dental and vision premiums for the Executive for a period of eighteen (18) months based on the level of coverage in effect as of the date of the Executive’s termination.  Notwithstanding the foregoing, in the event that the Executive becomes eligible to receive substantially similar or improved medical, dental or vision benefits from a subsequent employer (whether or not the Executive accepts such benefits), the Company’s obligations under this Section III.A.2. shall immediately cease.  The Executive will notify the Company of his eligibility for such benefits from a subsequent employer within thirty (30) days of such eligibility.

In the event that the Company’s making payments under this Section III.A.2 would violate nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this Section III.A.2. in such manner as is necessary to comply with tax laws and the PPACA, as applicable.

3.Equity Awards.  Upon a termination of employment pursuant to which the Executive is entitled to severance pay outlined in this Section III.A., the Executive shall also fully vest in all Company equity and long-term incentive awards granted to the

Executive (including, without limitation, all stock options, stock appreciation rights, restricted stock, performance shares, performance units, and all other stock and cash-based long-term incentive awards), which are subject to vest over the twenty-four (24) month period following the employment termination date, to the extent such vesting is based on service with the Company. With respect to any performance shares and performance unit awards, (a) the final number of units and/or shares payable under such awards shall only be determined in accordance with the terms and conditions of the respective grant agreement governing such award, and accordingly, (b) distribution of such awards can only take place following such share and/or unit amount determination. Notwithstanding the foregoing, the full and immediate vesting of any restricted stock units, performance shares, performance units, shall not change the payment date thereof or otherwise apply to the extent it would result in adverse tax consequences under Section 409A of the Code. In addition, any vested stock option awards held by Executive at the time of his termination will remain exercisable by the Executive for the greater of (i) 90 days following the effective date of the Executive’s termination and (ii) the remaining term of such option award, and all other Company equity awards held by Executive that remain unvested upon the effective date of his termination will be forfeited for no consideration.

IV.	OTHER PROVISIONS

A.No Separate Fund.  All severance benefits payable under this Agreement are payable from the Company’s general assets.  There is no separate trust or fund established for the payment of severance benefits under this Agreement.  All amounts payable hereunder shall be less all appropriate deductions, including federal, state and local withholding taxes.

B.Section 409A.

1.It is the intent of the parties that the payments and benefits provided hereunder are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and should be interpreted and construed in such a manner.

2.“Termination of employment”, “resignation”, “separation from service”, or correlative phrases or terms, as used in this Agreement, for purposes of any payments under this Agreement that are payments of deferred compensation, have the same meaning as “separation from service” as defined in Section 409A.

3.If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

4.Each payment and benefit payable under this Agreement, and each other benefit required to be aggregated with the payment and benefits under this Agreement pursuant to Section 409A, is hereby designated as a separate payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii), and will not collectively be treated as a single payment.

C.Amendment or Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing.

D.Entire Agreement.  This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety.  For purposes of clarity, this Agreement supersedes the Alphatec Severance Agreement (the “Prior Agreement”) entered into between ATEC and the Executive as of October 2, 2017, and specifically supersedes Section IV.D. of that Prior Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.  No future agreement between Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section IV.D.

E.Executive’s Successors.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive dies while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designees, to Executive’s estate.

F.The Company’s Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, assignment, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  As used in this Section IV.F., “Company” includes any successor to its business or assets as aforesaid, which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

G.Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

H.Counterparts; Electronic Signatures.  This Agreement may be executed (including via electronic signature) in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Alphatec Holdings, Inc.

By:	/s/ Ward W. Woods
Ward W. Woods Chairman, Compensation Committee of the Board of Directors

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:
/s/ Patrick S. Miles

   Patrick S. Miles